EXHIBIT 1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of December 29, 2017 by and between Intrexon Corporation, a Virginia corporation (the “Company”), and the investor listed on Schedule A hereto (the “Investor”).

AGREEMENT

In consideration for the mutual promises and covenants herein, the parties agree as follows:

WHEREAS, the Company is hereby offering 1,207,980 shares of its Common Stock, no par value (the "Shares") for $11.33 per share in a private placement to the Investor; and

WHEREAS, the Investor desires to subscribe for and purchase the Shares for a per share purchase price of $11.33 and an aggregate purchase price of $13,686,413.40 (the “Aggregate Purchase Price”).

SECTION 1 - PURCHASE AND SALE OF THE SHARES

1.1          Purchase and Sale of Shares.  The Company has authorized the issuance and sale, in accordance with the terms hereof, of the Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Company agrees to issue to the Investor, and the Investor agrees to purchase from the Company, the Shares.

1.2          Closing.  The purchase and sale of the Shares shall take place at the closing (the “Closing”) which shall take place remotely via exchange of documents and signatures on the third business day after execution and delivery of this Agreement, or at such other place and time as may be agreed to between the Company and the Investor.  At the Closing, the Company shall deliver to the Investor book-entry evidence representing the Shares, against receipt of a wire transfer in immediately available funds of the Aggregate Purchase Price, to an account designated by the Company.  The Company shall instruct its transfer agent to register the issuance of the Shares to the Investor as of the Closing.

SECTION 2 - REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company represents and warrants to the Investor as follows:

2.1          Existence of Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.2          Authority to Execute.  The execution, delivery and performance by the Company of this Agreement and the issuance of the Shares are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, do not and will not conflict with any provision of law or organizational document of the Company (including its Articles of Incorporation or Bylaws).

2.3          No Stockholder Approval Required.  No approval of the Company’s stockholders is required for (i) the entry by the Company into this Agreement, or (ii) the issuance of the Shares contemplated by this Agreement.

2.4          Valid Issuance.  The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Investor.  Assuming the accuracy of the representations of the Investor in Section 3 of this Agreement, and the Shares will be issued in compliance with all applicable federal and state securities laws.

2.5          Binding Obligation.  This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 3 - REPRESENTATIONS AND WARRANTIES
OF THE INVESTOR

The Investor represents and warrants to the Company as follows:

3.1          Authorization; Binding Obligations.  The Investor has full power and authority to enter into this Agreement and this Agreement constitutes a valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.2          Accredited Investor.  The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

3.3          Investment for Own Account.  The Shares are being acquired for the Investor's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. The Investor acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

3.4          Knowledge and Experience.  The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision with respect thereto, has the ability and capacity to protect its interests and can bear the economic risk of the acceptance of the Shares, including a total loss of its investment.

3.5          Access to Information. The Investor has had the opportunity to ask questions and receive answers from the Company or any authorized person acting on its behalf concerning the Company and its business and to obtain any additional information, to the extent possessed by the Company (or to the extent it could have been acquired by the Company without unreasonable effort or expense) necessary to verify the accuracy of the information received by the Investor. In connection therewith, the Investor acknowledges that the Investor has had the opportunity to discuss the Company’s business, management and financial affairs with the Company’s management or any authorized person acting on its behalf.

3.6          Reliance on Own Advisors.  In determining whether to make this investment, the Investor has relied solely on the advice of, or has consulted with, its own tax, investment, legal or other advisors and has not relied on the Company, or any of its officers, directors, attorneys, accountants, representatives, agents, advisors for any advice.

3.7          Legends. The Investor understands that the Shares may be notated with one or both of the following legends:

(i)
“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”; or

(ii)	any legend determined by the Company as being required by the securities laws of any state to the extent such laws are applicable to the Shares.

SECTION 4 - MISCELLANEOUS

4.1          No Waiver; Cumulative Remedies.  No failure or delay on the part of any party to this Agreement in exercising any right or remedy under, or pursuant to, this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy or power preclude other or further exercise thereof, or the exercise of any other right, remedy or power.  The remedies in this Agreement are cumulative and are not exclusive of any remedies provided by law.

4.2          Amendments and Waivers.  Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended (either retroactively or prospectively) with the written consent of the Company and the Investor.  Any amendment effected in accordance with this Section 4.2 shall be binding upon the Investor, each future holder of the Shares and the Company.

4.3          Notices, Etc.   All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person; sent by facsimile transmission; sent by electronic mail; duly sent by first class registered or certified mail, return receipt requested, postage prepaid; or duly sent by overnight delivery service (e.g., FedEx) addressed to such party (i) if to the Company, at the address or electronic mail address set forth on the signature page hereof or (ii) if to the Investor, at the address, fax number or electronic mail address, as applicable, set forth on Schedule A hereto, or at such other address, fax number or electronic mail address as may hereafter be designated in writing by the addressee to the sender.  All such notices, advises and communications shall be deemed to have been received: (a) in the case of personal delivery, on the date of such delivery; (b) in the case of facsimile or electronic mail transmission, on the date of transmission; and (c) in the case of mailing or delivery by service, on the date of delivery as shown on the return receipt or delivery service statement.

4.4          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

4.5          Severability.  If any term in this Agreement is held to be illegal or unenforceable, the remaining portions of this Agreement shall not be affected, and this Agreement shall be construed and enforced as if this Agreement did not contain the term held to be illegal or unenforceable.

4.6          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and the Investor and their respective successors and assigns.

4.7          Transfer of Shares.  Notwithstanding the legend required to be placed on the Shares by applicable law, no registration statement shall be necessary for a transfer of Shares pursuant to Rule 144 promulgated under the Securities Act or any successor rule, or for a transfer of Shares pursuant to a registration statement declared effective by the Securities and Exchange Commission under the Securities Act relating to the Shares, subject to the condition precedent to the Company providing an opinion furnished by the Company's counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act.

4.8          Survival of Representations and Warranties.  The representations and warranties of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement indefinitely, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the other parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

INTREXON CORPORATION

By:	/s/ Donald P. Lehr
	Name:	Donald P. Lehr
	Title:	Chief Legal Officer

Address/ E-mail Address for Notice:

20374 Seneca Meadows Parkway
Germantown, Maryland 20876
dlehr@intrexon.com

INVESTOR: R.J. KIRK DECLARATION OF TRUST

By:	/s/ Randal J. Kirk
	Name:	Randal J. Kirk
	Title:	Trustee

[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

SCHEDULE A

NAME OF INVESTOR:	R.J. KIRK DECLARATION OF TRUST

ADDRESS FOR NOTICE

Street:	1881 GROVE AVENUE

City, State, Zip Code:	RADFORD, VA 24141

Attention:	LEGAL DEPARTMENT

Fax:	540.633.7939

Phone No.:	540.633.7900

E-Mail Address:

SSN/Tax I.D. No: